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                                                                   EXHIBIT 10.14

                               DAVOX CORPORATION

                      PRESIDENT & CHIEF EXECUTIVE OFFICER

                              SEVERANCE AGREEMENT

  Davox Corporation ("Davox") will extend to you a severance package such that, in the event of your termination from employment without cause or in the event there is a change in control of the company that results in the demotion of your title, change in responsibilities, relocation of the company by more than fifty (50) miles or removal from the Board of Directors. Without cause shall mean for any reason other than:

     (a) illegal acts (other than minor traffic violations, misdemeanors, or other acts that do not result in criminal conviction) including convictions for theft or embezzlement.

     (b) Material violation of published written policies of the company that if broken would have a material negative impact on the company.

     (c) Irresponsible, unauthorized acts of a willful nature in the performance of duties that have a substantial financial impact on the company.

     This severance package will provide you with medical / dental benefits continuation coverage and compensation at the rate equal to your current base salary in effect at the time of such termination, plus an amount equal to the actual earned bonus paid during the previous twelve months prior to the date of termination. This compensation and benefits continuation (severance package) will be payable for a period of twelve months from the date of separation from employment or until such time you acquire other employment, whichever comes sooner.

Following the effective date of termination, as set forth in writing and furnished to you by Davox, your employment with Davox shall cease and you shall not hold yourself as an employee, agent, or representative of Davox.

Continuation of salary and benefits shall further be subject to your compliance with any then existing company policies and such other terms as may be in effect between you and Davox pertaining to the disclosure of confidential or proprietary information.

Davox has final authority to determine all questions of eligibility to receive benefits under this arrangement and to interpret and construe the terms of this arrangement.


Approval:


          /s/ David M. Sample                          March 1, 2001
          -------------------                          ----------------
          President & Chief Executive Officer          Date


          /s/ Alphonse M. Lucchese                     March 1, 2001
          ------------------------                     -------------
          Chairman of the Board                        Date